EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Amendment No. 2 to Registration Statement on Form S-3/A (File No. 333-178176) of Legend Oil and Gas, Ltd. (the “Company”) of our report dated April 9, 2010, to the Board of Directors of the Company relating to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Robison Hill & Co.

Certified Public Accountants
Salt Lake City, Utah
February 22, 2012